Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated March 17, 2006, relating to the financial statements of Mittal Steel Company N.V. and subsidiaries, appearing in the Annual Report on Form 20-F of Mittal Steel Company N.V. and subsidiaries for the year ended December 31, 2005, and to the reference to us under the heading “Experts” in the Prospectus/Consent Solicitation Statement, which is part of this Registration Statement.
/s/ Deloitte Accountants B.V.

Rotterdam, The Netherlands
February 20, 2007